UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (date of earliest event reported): August 10, 2006

Rotech Healthcare Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50940	030408870
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

2600 Technology Drive, Suite 300

Orlando, Florida 32804

(Address of principal executive offices) (ZIP Code)

Registrant’s telephone number, including area code:

(407) 822-4600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

On August 14, 2006, Rotech Healthcare Inc. (the “Company”) issued a press release in connection with the matters discussed under Item 8.01 below. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference. All of the information furnished pursuant to this Item 7.01 and the accompanying exhibit shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and shall not be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act.

Item 8.01. Other Events.

On August 10, 2006, the Company received a warning letter from the Food and Drug Administration (FDA) relating to its subsidiary, Pulmo-Dose, Inc. The warning letter states that Pulmo-Dose’s compounding of formulations of budesonide, albuterol/ipratropium, and formoterol/budesonide exceeds the scope of the practice of pharmacy and that Pulmo-Dose is operating as a pharmaceutical manufacturer and not a pharmacy engaged in extemporaneous compounding.

While the Company disagrees with the FDA’s assertions, in response to the FDA’s warning letter, the Company intends to immediately commence the development, in partnership with its patient’s physicians, of a process to switch patients currently taking these compounded products to drug products that are commercially available, where clinically appropriate. In addition, the Company will not accept any new prescriptions for these compounded products. The Company estimates that the process of switching approximately 30,000 patients to commercially available drug products will take several months to complete.

As previously reported, the Company’s Pulmo-Dose pharmacy in Murray, Kentucky dispenses compounded preparations of drug products that are not commercially available, based upon a patient’s individual need and at a physician’s specific request. Pharmacy compounding, or the preparation of a dosage, combination or variation of a drug that has not been approved by the FDA, is considered to be within the practice of pharmacy and is regulated primarily under state law. In May 2002, the FDA issued a Compliance Policy Guide for Staff and Industry, Section 460.200, setting forth the FDA’s enforcement policy on pharmacy compounding. The FDA’s warning letter indicates that some of the activities that the Company considers to be compounding are considered by the FDA to constitute the manufacturing of a new drug. The FDA may inspect a pharmacy that it believes may not be complying with regulatory requirements or that may be engaged in activities prohibited by the Federal Food Drug and Cosmetic Act (FFDCA). On August 1, 2005, the FDA initiated an inspection of our compounding pharmacy in Murray, Kentucky. The Company cooperated with the FDA during the course of the inspection. The FDA completed its audit on August 12, 2005 and the FDA, at the conclusion of the audit, presented the Company with a Form FD-483 noting three inspectional observations. The Company submitted a response to the Form FD-483 on August 30, 2005.

As discussed above, the FDA’s warning letter indicates that the FDA has disagreed with the Company’s position that it is not a drug manufacturer and has alleged that the Company’s compounding operations relating to the abovementioned products are not in compliance with all applicable regulatory requirements. Based on the warning letter, the FDA could require the Company to discontinue its compounding activities for these and other products, and the Company could be subject to enforcement action, including temporary or permanent suspension of part or all of its compounding operations or seizure of part or all of its compounded formulations.

The Company is preparing a formal response to the warning letter and remains committed to working with the FDA to resolve this matter. However, the Company is unable to predict whether or when it will be able to reach a satisfactory resolution of this matter.

Item 9.01. Financial Statements and Exhibits.

(a) Not Applicable.

(b) Not Applicable.

(c) Not Applicable.

(d) Exhibits

99.1	Press release of the Company dated August 14, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ROTECH HEALTHCARE INC.

Date: August 14, 2006	By:	/s/ Philip L. Carter
Philip L. Carter
Chief Executive Officer

Exhibit Index

Exhibit No.	Description
99.1	Press release of the Company dated August 14, 2006.